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                                                                  Exhibit 10.4

[STAPLES LOGO]

STAPLES, INC.
EXECUTIVE OFFICER INCENTIVE PLAN
FISCAL YEAR 2003 THROUGH FISCAL YEAR 2007

I.       SUMMARY AND OBJECTIVES
         Staples, Inc. has developed this Executive Officer Incentive Plan (the "Plan") to provide opportunities for eligible associates of Staples, Inc. and its subsidiaries to earn meaningful rewards for excellent annual performance. The Plan aims to align the interests of the plan participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial performance. Bonus awards are intended to provide a reward to eligible plan participants and supplement the base salary program.

II.      TERM OF PLAN
         The Incentive Plan will cover five fiscal years, beginning with the fiscal year ending January 31, 2004 and ending with the fiscal year ending February 1, 2008. Each such fiscal year is referred to herein as a "Plan Year".

III.     ELIGIBILITY
A.       GENERAL ELIGIBILITY REQUIREMENTS
         Each executive officer of Staples, within the meaning of the rules and regulations promulgated by the SEC, will be eligible to participate in the Incentive Plan. Unless specifically determined otherwise by the Compensation Committee, an executive officer whose employment terminates prior to the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year.

B.       TRANSFERS TO OTHER BUSINESS UNITS
         A plan participant who transfers out of the Plan into a position in another business unit is eligible for a partial bonus award based on the number of days the associate was a plan participant. The associate's eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position. In general, when an associate transfers to a new position, any bonus awards are prorated based on the number of days employed in the bonus plan.

C.       CHANGES IN POSITION
         Plan participants who change from one management position to another, through a promotion, transfer, or demotion are eligible for a prorated award for each position based on the number of days the associate held each position during the fiscal year.

D.       TERMINATION
         To be eligible for a bonus, a plan participant must be employed as of the last day of the fiscal year. Any plan participant who commits a policy violation of a serious nature warranting immediate termination (as defined by Staples Policy and Procedures) and who is terminated prior to award distribution will not be eligible to receive an award.

E.       COMPLIANCE WITH APPLICABLE REGULATIONS
         In order to be eligible to receive a bonus award under this Plan, a plan participant must comply with all applicable state and federal regulations and Staples policies.

                                 STAPLES, INC., EXECUTIVE OFFICER INCENTIVE PLAN
                                                                         2/14/03
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F.       LEAVES OF ABSENCE
         A plan participant who is on a company-approved leave of absence in excess of 90 days (per fiscal year) is not eligible for a bonus award for the portion of his/her leave over 90 days unless otherwise approved by the Compensation Committee of the Board of Directors.

G.       RETIREMENT, DEATH OR DISABILITY
         If a plan participant retires (upon reaching Full Retirement age as defined by Social Security) or leaves employment due to death or permanent disability before the end of the Plan year, he/she will receive a pro-rated bonus award. The pro-rated award will be based on the number of days of active employment in the fiscal year, provided there is an earned payout for that Plan year and all other eligibility requirements are met.

IV.      THE PLAN
         Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance criteria for the payment of bonus awards for that Plan Year. The performance criteria for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, and customer service levels. The Committee may determine that special one-time or extraordinary gains and/or losses should or should not be included in the calculation of such measures. In addition, customer service target levels will be based on pre-determined tests of customer service levels such as scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), and delivery response levels. The Compensation Committee believes that disclosure of further detail concerning the performance criteria for each Plan Year may be confidential commercial or business information, the disclosure of which would adversely affect the Company.

         For each Plan Year, a specified percentage of each bonus award will be based upon each of the performance criteria selected by the Compensation Committee for that Plan Year. For each of the performance criteria, a specified percentage of the portion of the bonus award that is based on that particular performance criteria will be paid, dependent upon the performance of the Company as measured against such performance criteria. Each performance criteria has an associated threshold level that must be achieved for any of the bonus award associated with such criteria to be paid. No bonus will be paid under the Incentive Plan if a minimum earnings per share goal is not achieved.

         The maximum bonus award payable to an executive officer for any Plan Year will be $3 million. In addition, the Compensation Committee presently intends to limit bonus awards to 200% of an executive's Target Award.

V.       PAYMENT CALCULATIONS
         Each executive officer will have a target bonus award (a "Target Award") for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the executive officer during that Plan Year. The percentages will be determined by the Compensation Committee based upon the executive officer's job level and responsibilities and may vary for different officers and/or business units.

         At the end of the Plan Year, the Compensation Committee shall determine the amount, if any, to be paid to each participant based on the extent that the performance goals established for such participant were achieved and shall authorize Staples to pay the participant the amount so determined.

         Any bonus checks will be distributed within 90 days following the fiscal year close.

VI.      PLAN ADMINISTRATION
A.       ADMINISTRATION
         The Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have broad authority for determining target bonuses and selecting performance criteria, as described below; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, the satisfaction of performance criteria and the payment of bonuses under the Incentive Plan.

                                 STAPLES, INC., EXECUTIVE OFFICER INCENTIVE PLAN
                                                                         2/14/03
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B.       EMPLOYMENT AT WILL
         This Plan does not create an express or implied contract of employment between Staples and a plan participant. Both Staples and the plan participants retain the right to terminate the employment relationship at any time and for any reason.

C.       BONUS PROVISIONS (AMENDMENTS AND TERMINATION)
         Bonuses are not earned or vested until actual payments are made; Staples, Inc. reserves the right at any time prior to actual payment of bonus awards to amend, terminate and/or discontinue the Plan in whole or in part whenever it is considered necessary.

         The Incentive Plan may be amended or terminated by either the Board of Directors or the Compensation Committee, provided that (i) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of executive officers with respect to their bonus awards for that Plan Year, and (ii) no amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

D.       RIGHTS ARE NON-ASSIGNABLE
         Neither the participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

E.       WITHHOLDING
         All required deductions will be withheld from the bonus awards prior to distribution. This includes federal, state or local taxes.



                                 STAPLES, INC., EXECUTIVE OFFICER INCENTIVE PLAN
                                                                         2/14/03
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